Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made effective the 1st day of May, 2025 (“Effective Date”) by and between Marcus & Millichap, Inc. (the “Company”) and Richard Matricaria (“Employee”) with respect to the following:

A.

The Parties desire to enter into an at-will Employment Agreement whereby the Employee will serve in the capacity of Senior Vice President, Chief Growth Officer, based in the Company’s Calabasas, CA office.

B.	The Parties agree that Employee’s employment shall be governed by the terms set forth herein, including the arbitration provision, the Employee Manual, and the Company’s policies and procedures.

THEREFORE, the Parties agree as follows:

1.

Term of At-Will Employment. This Agreement shall be in effect commencing on May 1, 2025. The Company and Employee hereby agree that Employee’s employment with the Company is at-will. Either party may terminate this Agreement with or without cause. Such termination shall not prejudice any remedy which either party may have against the other at law, in equity, or under this Agreement.

2.

Designation and Duties. Beginning on May 1, 2025, Employee was appointed Senior Vice President, Chief Growth Officer. Subject to the control and direction of the Chief Operating Officer, Employee shall be responsible for driving transformational improvements in the Company’s performance by increasing the success rate, retention, and productivity of both emerging and senior sales professionals, strengthening management effectiveness through targeted skills development initiatives, identifying new sources of revenue through revenue-sharing partnerships and facilitating and supporting growth initiatives. Additional projects may be assigned to the Employee based on business requirements. Employee is not guaranteed, has not been promised, and has no expectation of any promotion or any other position with the Company other than the one stated in this Agreement. Employee shall serve the Company diligently and according to Employee’s best abilities in all respects and generally do all things for the best interest of the Company as are usually done by persons occupying similar positions in similar businesses.

3.

Manner of Performance. Employee shall at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talent, perform all duties that may be required of and from Employee, pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the above-mentioned premises and at such other place or places as the Company shall require or as the interests, needs, business, and opportunities of the Company shall require or make advisable. Employee acknowledges that Employee has received and has read a copy of the Company’s Employee Policy Manual and Code of Ethics and agrees to abide by all terms and conditions, including all future amendments or modifications thereto. The Company reserves the right to amend and revise its policies at any time and from time to time. The Company will notify Employee of all such material changes. Employee agrees to read, comply with, and be bound by all such amendments, revisions and/or modifications.

4.

Compensation and Fringe Benefits. The compensation and fringe benefits to be received by Employee in consideration of the services to be rendered by Employee are set forth in Exhibit “A” attached hereto. The provisions of Exhibit “A” are incorporated into this Agreement by reference as if fully set forth herein. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to employees.

5.

Effect of Termination on Compensation. Employee shall be entitled to the base salary earned by Employee prior to the date of termination, computed pro rata up to the date of termination. Employee shall not be entitled to any further salary or other compensation after the date of termination. Except as expressly modified in Exhibit A, on termination of this Agreement Employee shall not be deemed to have earned any incentive compensation not already declared and paid by the Company because such compensation is not for services rendered, and employment on the date of payment is an express requirement to be deemed to have earned any such compensation. Unless otherwise agreed to in writing, Employee shall be obligated to return to the Company within ten (10) days after the termination of Employee’s employment any draws or other advance payments (of incentive compensation or otherwise) made to him during the annual period in which such termination occurs. Unless otherwise agreed-to in writing, interest shall accrue on the sum of any such advances at the rate of ten percent (10%) per annum after said ten-day period.

6.

Business Expenses. The Company will promptly reimburse Employee for reasonable business expenses incurred by Employee in promoting the business of the Company, including expenditures for entertainment, gifts and travel, provided that: (i) Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of the Company; and (ii) Employee furnishes to the Company, in accordance with the Company’s established policy, adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as income tax deductions.

7.	Confidentiality and Restrictive Covenants.

(i)

Confidentiality. Employee understands that based upon Employee’s senior position within the Company and for the Employee to perform the duties successfully, that it is necessary to provide Employee with access to the Company’s confidential and/or proprietary information (“Confidential Information” as further defined below).

(a)

Employee shall not, at any time during or after the Term, reproduce or use for Employee’s own purposes or disclose to anyone else, for any reason or purpose, any Confidential Information, other than during the performance of services in Employee’s capacity as an employee of the Company. Employee agrees to exercise reasonable care in safeguarding and maintaining Confidential Information against loss, theft or other inadvertent disclosure.

(b)

“Confidential Information” means confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates or that the Company has received from a client, customer or other third party doing business with the Company or its affiliates, including, without limitation: (A) intellectual property in the form of patents, trademarks, copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company, whether in tangible or intangible form; (B) information concerning the Company’s operations, regulatory status, processes, products, inventions, business practices, strategies, unique business methods, services or products, business plans, joint ventures, business alliances, finances, financial analysis and data, profit margins, marketing methods, costs, prices, financial arrangements with contractors, employees, salespersons, or vendors, Company proprietary information, policies, and policy manuals; and (C) information concerning principals, sales persons, employees, vendors, suppliers, customers, client lists, investors, potential customers, potential investors, contractual relationships, prospects and confidential personnel information including compensation paid to employees, brokers, independent contractors, consultants, or other terms of retention or employment.

(c)

Confidential Information shall not include: (A) any of the foregoing items which have become publicly known through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved, or that were known to Employee prior to Employee’s employment by the Company or its affiliates (although any information provided to Employee by the Company prior to such date in connection with Employee’s proposed employment shall constitute Confidential Information, and in the event of a dispute, Employee shall have the burden of establishing such prior knowledge); and (B) any information that Employee is required to disclose to, or by, any governmental or judicial authority; provided, that Employee gives the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.

(d)

In accordance with the Defend Trade Secrets Act, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose trade secrets of the Company to Employee’s attorney and use the trade secret information in the court proceeding provided that Employee: (i) files any document containing the trade secret under seal; and (ii) does not otherwise disclose the trade secret, except pursuant to a court order.

(e)

Employee agrees not to disclose this Agreement to any third party, other than Employee’s attorneys, accountants, financial advisors, to members of Employee’s immediate family; provided, that the terms of this Paragraph shall not be construed to prohibit any disclosure required or allowed by law or in any proceeding to enforce the terms and conditions of this Agreement. Employee may disclose Employee’s obligations under this Agreement to a prospective employer.

(f)

Return of Company Property, including Confidential Information. Upon the earlier of the Company’s request and the termination of employment, Employee shall immediately (within three (3) days of such request and/or termination) turn over to the Company all documents, papers and other material, including all copies thereof, in Employee’s possession or under Employee’s control, which may constitute, contain or be derived from Confidential Information, whether in written, digital or machine-readable form, together with all Company property, documents, notes and other work product which is connected with or derived from Employee’s employment with the Company.

(ii)

Non-Solicitation of Employees/Contractors/Consultants. During the Term and ending three (3) years after the Term (the “Personnel Restricted Period”), Employee shall not, directly or indirectly, individually or acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal, agent or otherwise, recruit, solicit or hire any employee, independent contractor or consultant of the Company or its affiliates or anyone who was an employee, independent contractor or consultant of the Company or its affiliates twelve (12) months prior to Employee’s termination of employment (collectively a “Restricted Person”), or request, advise or otherwise induce a Restricted Person to terminate their employment with, or otherwise cease their relationship with the Company or any of its affiliates. This prohibition shall include, but not be limited to, activity done personally, directly, or indirectly by Employee, or through agents or employees acting on behalf of Employee, or for Employee’s direct or indirect benefit.

(iii)

Non-Solicitation of Customers/Clients. During the Term and ending three (3) years after the Term (“Client Restricted Period”) Employee shall not directly or indirectly, individually or acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal, agent or otherwise: (a) divert, or otherwise solicit or accept as a customer or client for the purpose of engaging in a competitive manner with the Company’s brokerage and financing businesses, any customer or client of the Company or its affiliates whom the Company or its affiliates conducted business during the twenty-four (24) month period immediately prior to Employee’s termination of employment with the Company, or (b) divert, or otherwise solicit or accept as a customer or client for purposes of engaging in a competitive manner with the Company’s brokerage and financing businesses, any prospective customer or client of the Company or its affiliates whom the Company or its affiliates was pursuing within six (6) months prior to Employee’s termination of employment. Notwithstanding the foregoing, the portion of the Client Restricted Period that applies after termination of employment shall be reduced from three (3) years to six (6) months if: (x) Employee is terminated without “Cause” by the Company, or (y) Employee is terminated by the Company within one-year of, and as the result of, a sale or change-in control.

(iv)

Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, engage in any conduct, or make any statement disparaging or criticizing in any way, the Company or any of its affiliates, or any personnel of the Company or any of its affiliates, or engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of the Company or any of its affiliates, in each case, except that is required by law, and then only after consultation with the Company to the extent possible.

(v)	Acknowledgements.

(a)

Employee acknowledges that the Company’s Confidential Information constitutes valuable, special and unique commercial and proprietary assets of the Company, is not public and is of a highly sensitive nature. Employee further acknowledges that disclosure of the Company’s Confidential Information would severely and adversely impact the Company’s business and provide the recipient with a substantial and unfair competitive advantage.

(b)

Employee recognizes that the restrictions and limitations set forth in Paragraph 7 of this Agreement (the “Restrictive Covenants”), are independent and separate obligations of one another. Employee acknowledges and agrees that the Restrictive Covenants are legitimate, fair and reasonable, including with respect to time and geographic scope necessary to protect legitimate business interests of the Company, including goodwill, client relationships, and Confidential and proprietary information, and because of Employee’s special, extraordinary, and unique services. The Restrictive Covenants are a material condition of employment with the Company. The Company’s obligations set forth herein, including compensation and material and beneficial change in Employee’s role as evidenced in this Agreement, constitutes fair and reasonable consideration.

(c)

Notwithstanding any term to the contrary, if Employee breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will be entitled to all available forms of equitable relief, including, without limitation, injunctive relief and specific performance, from any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company. Employee agrees and consents that, in addition to any other remedies available to it, the Company shall be entitled to equitable relief without posting a bond. Employee agrees that the existence of this right to seek injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have in law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

(d)

Should Employee violate any obligation imposed in this Agreement, Employee acknowledges and agree that the obligation will be extended by the length of time during which Employee is in breach of such obligation. Each of the Restrictive Covenants shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenants.

(e)

If any Restrictive Covenant is determined not enforceable in the manner set forth herein, the Parties agree that it is the intention of the parties that such provision be modified by the court or arbitrator, as applicable, and should be enforceable to the maximum extent possible under applicable law.

(f)

Cause. For purposes of this Agreement, Cause shall be defined as: (A) material violation of Company’s policies or the Agreement following notice and thirty (30) days opportunity to cure where such breach is capable of cure; (B) material violation of Company’s policies or this Agreement where such breach is not capable of cure; (C) failure to perform Employee’s duties in a manner equal to or exceeding that which is reasonable and customary for individuals holding the same or similar title for similar companies in the United States; (D) failure to comply with the reasonable requests and directives of Employee’s supervisor; (E) commission of, plea of guilt or no-contest to, or conviction for any felony or crime of moral turpitude; (F) commission of fraud; (G) commission of any conduct for which punitive damages are awarded; or (H) commission of any act which materially and negatively affects the Company’s brand, reputation, standing, or licensure.

(g)

Affiliated Entities. For the purpose of this Agreement, the affiliates or affiliated entities of the Company consist of the Company and all entities which are subsidiaries or related parties of the Company.

8.	Employee’s Representations. Employee shall never use any Confidential Information belonging to any of the Employee’s former employers in the course of Employee’s duties for the Company.

9.

Ownership of Records. All documents and other materials relating to the Company’s or its affiliates’ accounts, customers, real estate listings, employees, sales personnel, computer programs, investments, finances, strategies and business plans, financial statements, training programs or any other type of Confidential Information, and all copies thereof, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of the Company. All such documents shall be immediately returned by Employee to the Company upon termination of Employee’s employment.

10.	Mutual Arbitration Agreement. READ CAREFULLY

(i)

Employee and the Company (which is inclusive of all parent, related, and subsidiary entities) agree that all past, present, or future disputes or claims arising from or relating to this Agreement or Employee’s affiliation with the Company, including disputes or claims relating to any contract between the Company and Employee, shall be decided exclusively through mutual, binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”), who is a retired state or federal judge, in accordance with its commercial rules and procedures (“Rules”), except where modified herein. AAA’s Expedited Procedures shall not apply. A copy of the Rules may be found on AAA’s website at www.adr.org, and shall be provided by the Company upon request.

(ii)

The Parties understand and agree that all claims, disputes, or controversies between Employee and the Company (including owners, directors, managers, employees, parent or subsidiary entities) shall be resolved exclusively through binding arbitration in conformance with the Federal Arbitration Act (“FAA”) and the procedures of any applicable State arbitration act. The Parties agree their relationship and work relates to and substantially affects interstate commerce, and that the FAA governs the enforcement and interpretation of this arbitration provision.

(iii)

The Agreement applies to all claims arising from or relating in any fashion to Employee’s affiliation with the Company, including claims asserted under statute, equitable law, common law, regulations, ordinances, tort or contract law, or any other basis, and includes, but is not limited to, claims for breach of contract, unpaid commissions, unfair business practices, discrimination, harassment, retaliation, unpaid wages, unpaid benefits, failure to reimburse business expenses, wage statement violations, misclassification, wrongful discharge, defamation, misrepresentation, fraud, assault/battery, and infliction of emotional distress, as well as any claims under the California Labor Code and the California Fair Employment and Housing Act. This Agreement excludes claims arising under the National Labor Relations Act that are brought before the National Labor Relations Board, State medical and disability benefits, State workers compensation benefits, State unemployment benefits, claims under California’s Private Attorney General Act (Cal. Labor Code § 2698, et seq. (“PAGA”) and any other claim excluded from arbitration under State of Federal law.

(iv)

The Parties understand and agree that they hereby waive their rights to a jury trial on any covered claim. The Parties further understand and agree that they may bring claims on behalf of themselves, and themselves only. The Parties hereby waive the right to bring, or otherwise participate in any fashion in, a claim or action on a class, collective or representative basis to the fullest extent allowed by law. The Parties understand and agree that this Agreement shall not be construed to allow or permit, and the arbitrator shall have no authority to allow or permit, the consolidation or joinder of other claims or controversies involving other individuals, or to order any action to proceed on a class, collective, or representative basis. Notwithstanding the foregoing, if a court or arbitrator determines a certain matter may proceed by law as a class, representative, or collective action, that action shall proceed in court only, and shall be stayed until the final disposition of all arbitrable claims.

(v)

The arbitrator shall have the authority to make orders regarding discovery, including depositions, written discovery, and document production, consistent with State law and as necessary for fair disposition of claims. The arbitrator shall apply all rules of evidence that would apply to an action brought in a State court. The arbitrator shall hear and issue written rulings on all dispositive motions, including, but not limited to demurrers, motions for summary judgment or adjudication, or motions for terminating sanctions. The arbitrator shall extend times for notices or hearings as required for the Parties full use and benefit of this Agreement. The arbitrator may award any type of relief that would otherwise be available in court. Issues of arbitrability shall be determined in conformity with the FAA. On all other issues of substantive law, the arbitrator shall apply the law that would apply to the claims and defenses if they were brought in court, and shall issue a written, reasoned opinion/award. The Company shall pay all costs unique to arbitration that Employee would not otherwise be required to pay if the matter were litigated in court, including the cost of the arbitrator

(vi)

The arbitration shall occur in the county where the Company’s office from which Employee is or was based is located. This is the entire agreement regarding the resolution of disputes. The Parties intend that this agreement for arbitration be enforced to the fullest extent allowed by law, and the Parties therefore agree the Court or arbitrator should construe it in a manner that renders it enforceable.

By initialing below, the Parties acknowledge that they have read, considered, and understand the foregoing arbitration agreement, and agree to be bound by it.

Initials:
	Company	Employee

11.

Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by certified mail. Mailed notices shall be addressed to the parties at the addresses appearing just under their signature on the execution page of this Agreement, but each party may change their address by giving written notice thereof to the other party.

12.

Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever, except for the “Memo of Understanding” provided to the Employee by the CEO on May 6, 2025. Any modification of this Agreement and/or the Memo of Understanding will be effective only if it is in writing signed by all parties. This Agreement does not, however, modify the terms of (i) the equity agreements provided under the Company’s Omnibus Equity Incentive Plan; (ii) the terms of the Company’s Change in Control Policy; and (iii) the terms of the Company’s Death & Disability Policy.

13.

Partial Invalidity. The Parties intend that this Agreement be interpreted to render it enforceable. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it shall be severed or where possible modified by the court or arbitrator and the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14.

Attorneys’ Fees. Where not disallowed by state laws, in the event litigation is instituted by either party concerning any aspect of this Agreement, the prevailing party shall be entitled to receive from the other party all costs and reasonable attorneys’ fees in addition to any other appropriate relief in accordance with state law.

15.

Additional Terms. Electronic, or electronically transmitted, signatures shall be deemed to be originals. The Parties have been advised to seek counsel regarding the terms of this Agreement, and having had that opportunity now knowingly and voluntarily wish to enter into it. Both parties have participated in the negotiation and drafting of this Agreement, such that it will not be construed more strictly against the drafting party.

16.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California. As used herein, “State” refers to California.

IN WITNESS WHEREOF, the Parties understand and agree to the foregoing terms.

EMPLOYEE		MARCUS & MILLICHAP, INC.

/s/ RICHARD MATRICARIA		By:	/s/ HESSAM NADJI
RICHARD MATRICARIA			HESSAM NADJI
SVP / Chief Growth Officer			President & Chief Executive Officer
23975 Park Sorrento, Suite 400			23975 Park Sorrento, Suite 400
Calabasas, CA 91302			Calabasas, CA 91302

Date:	6/5/2025 | 07:14:39 PDT	Date:	6/5/2025 | 09:28:55 PDT

EMPLOYMENT AGREEMENT

EXHIBIT A

This document is Exhibit A of the Employment Agreement (hereinafter called the “Agreement”) between Marcus & Millichap, Inc. (the “Company”) and Richard Matricaria (“Employee”). The provisions hereof are an integral part of said Agreement and are fully incorporated into the Agreement. The Compensation and Fringe Benefits to be paid to the Employee pursuant to this Employment Agreement (and as described below) are as of the Effective Date and will be reassessed annually by the Chief Operating Officer (“COO”).

Compensation and Fringe Benefits of Employee.

The compensation and fringe benefits to be paid to Employee starting on May 1, 2025 are as follows:

1.	Compensation and Special Conditions.

i.

Salary. Employee shall be entitled to receive from the Company an annual base salary of $400,000 payable in semi-monthly installments and prorated for less than a full year of service. In the event employment is terminated, the base salary amount will be paid on a pro-rata basis up to the date of termination in accordance with state law, with no salary due or earned after the date of termination.

Bonus Potential. Employee will be eligible to receive an annual discretionary cash incentive bonus target of $600,000. Any amount awarded may be prorated to reflect partial year of service. This bonus will be thirty percent (30%) based on the Company’s pre-tax income target set for compensation determination (which may be different than the Company’s pre-tax income budget), and seventy percent (70%) based on personal goals to be set by the COO with the Employee’s input. Bonus awards will be determined following a performance review conducted with the COO. If awarded, any such compensation will be paid no later than the end of March, subject to the CEO’s and Compensation Committee’s review and approval.

ii.

If in any given year, the Company does not meet a minimum of fifty percent (50%) of its pre-tax income goal, no bonuses will be paid to Employee for that year, unless special considerations are determined by the COO and approved by the CEO and the Compensation Committee. The actual annual discretionary cash incentive bonus paid to Employee for any given year will be both objective and subjective in nature, will be heavily dependent on both the Company’s financial performance and Employee’s performance against his pre-established performance goals, and may end up being higher or lower than Employee’s annual discretionary cash incentive bonus target.

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i.

Restricted Stock Units and Performance Stock Units. Subject to approval by the Compensation Committee, as a senior leader of the Company, as set forth below contingent upon Employee’s continued employment and good standing, Employee will be eligible for long term incentive compensation in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”). All RSUs and PSUs require the approval of the Compensation Committee and shall be governed by the Company’s Omnibus Equity Incentive Plan Award Agreement, except as modified and approved by the Compensation Committee. Employee remains subject to the Company’s Stock Ownership Guidelines.

iii.

a.

LTP1 RSU and LTP2 PSU Grant: Beginning with any discretionary cash bonus paid in 2026, and subject to the Employee remaining in good standing and subject to approval by the Compensation Committee, the Employee will be eligible, at the Company’s discretion, to receive equity grants of up to fifty percent (50%) of the target discretionary cash bonus.

RSU equity awards equal to twenty-five percent (25%) of the target discretionary cash bonus earned and paid for that year will be based on the year’s overall results including the Company’s performance and Employee’s individual performance (“LTIP 1”). RSU equity awards will be subject to a 4-year time-based vesting schedule.

PSU awards equal to twenty-five percent (25%) of the target discretionary cash bonus earned and paid for that year (“LTIP2”) will be subject to a three-year cliff vesting schedule and contingent upon the Company’s achievement of pre-established financial performance criteria over the applicable three-year performance period.

iv.	Other Compensation: The Company will provide a one-time relocation allowance of up to $75,000 gross for actual moving-related costs contingent upon the COO’s approval of the timing and location.

2.

Performance-Based Compensation Clawback. Employee acknowledges and agrees that the Company will be entitled, pursuant to any policy it adopts to comply with the clawback rules implemented by the Securities and Exchange Commission and/or our exchange listing standards, to recover from Employee, regardless of fault, that portion of performance-based compensation which was based on financial information required to be reported under securities laws that would not have been paid in the three completed fiscal years preceding the year(s) in which an accounting restatement is required to be filed to correct a material error. Subject to applicable law, the Compensation Committee may seek to recoup such performance-based compensation by requiring Employee to repay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Compensation Committee, in its sole discretion, determines to be appropriate.

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3.	Cellular Phone Allowance. Employee shall be entitled to a monthly cellular phone allowance in the amount of $150.00, reimbursed through regular and timely Expense Report submittal.

4.

Auto Allowance. Employee will be eligible to participate in the Company’s auto allowance program, with the allowance level set based on the position and aligned with the peer group, as determined by the Chief Financial Officer.

5.

Insurance and 401(K) Plan. Employee shall be entitled to participate in insurance packages (medical, dental, and life) in accordance with the terms of Company Insurance Plan(s) available to eligible Company employees. Additionally, Employee shall be entitled to participate in a retirement savings plan in accordance with the terms of Company 401(K) Plan(s) available to eligible Company employees.

6.

Paid Time Off (PTO): Marcus & Millichap PTO policy for Employee’s position does not provide for a specific amount of time off, but rather is open-ended and variable, depending on the demands and requirements of the office. The timing and amount of vacation Employee takes requires the express approval of Employee’s supervisor and does not accrue in any way.

EMPLOYEE		MARCUS & MILLICHAP, INC.

/s/ RICHARD MATRICARIA		By:	/s/ HESSAM NADJI
RICHARD MATRICARIA			HESSAM NADJI
SVP / Chief Growth Officer			President & Chief Executive Officer
23975 Park Sorrento, Suite 400			23975 Park Sorrento, Suite 400
Calabasas, CA 91302			Calabasas, CA 91302

Date:	6/5/2025 | 07:14:39 PDT	Date:	6/5/2025 | 09:28:55 PDT

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